UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2014

WHERE FOOD COMES FROM, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado (State or Other Jurisdiction of Incorporation)	333-133634 (Commission File Number)	43-1802805 (I.R.S. Employer Identification No.)

221 Wilcox, Suite A
Castle Rock, Colorado		80104
(Address of Principal Executive Offices)		(Zip Code)

(303) 895-3002
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 2, 2014, Where Food Comes From, Inc., a Colorado corporation, entered into a Business Loan Agreement (the “Agreement”) and a related promissory note (the “Note”) for a revolving line of credit with Castle Rock Bank. The term of the Agreement is until September 2, 2015, and it provides for advances up to $500,000. The interest rate on any amounts borrowed under the Agreement is 3.750% per annum, payable monthly. All amounts borrowed under the Agreement and the Note must be repaid by September 2, 2015 and can be prepaid without penalties. The Agreement contains certain customary affirmative and negative covenants.

The Note is secured by a certificate of deposit in the amount of $250,000 and a security interest in 500,000 shares of Where Food Comes From, Inc. common stock. The 500,000 shares are personally owned by John and Leann Saunders, significant shareholders, officers and members of the Company’s Board of Directors.

Prior to entering into the Agreement with Castle Rock Bank, the Company paid the outstanding principle balance of its existing loan with Great Western Bank in the amount of approximately $150,000.

The foregoing is not a complete description of all the terms and provisions of the Agreement and the Note and is qualified in its entirety by reference to the full text of the Agreement and the Note, copies of which are filed as Exhibit 10.1 to this Current Report and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Business Loan Agreement and Promissory Note by and between Castle Rock Bank, as Lender, and Where Food Comes From, Inc., as Borrower, dated September 2, 2014

99.1	Press Release issued and dated September 4, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHERE FOOD COMES FROM, INC. (Registrant)
	By:	/s/ Dannette Henning
Date: September 5, 2014		Dannette Henning
Chief Financial Officer